Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO RELEASES THE TEXT OF THE REPORT TO SHAREHOLDERS
CONTAINED IN ITS 2006 ANNUAL REPORT
DENVER, COLORADO, February 21, 2007 — CREDO Petroleum Corporation (NASDAQ: CRED) today released the text of the Report to Shareholders that is included in the company’s Annual Report for fiscal 2006. The Annual Report is currently being mailed to the company’s shareholders.
The Report to Shareholders contains significant information about the company’s plans, including various estimates associated with those plans. This information may be deemed to include “forward-looking statements” as described in the last paragraph of this press release. Readers are encouraged to carefully review the “forward-looking statements” section of this press release.

Fellow Shareholders: This year we established new records in virtually every operating and financial category, highlighted by a 22 percent return on equity without using leverage. For 2006, an 18 percent production increase drove financial results to new records despite flat natural gas prices. Earnings rose 17 percent on a 24 percent increase in revenues. Cash flow from operating activities jumped 47 percent, and reserves rose four percent.
While we are proud of our accomplishments, our focus must be forward-looking. This report describes what we are doing to secure a bright future for our company and build value for our shareholders.
Exceptional Long-Term Performance
The year 2006 marks the sixth consecutive year of record production and the thirteenth consecutive year of record reserves. CREDO has received many accolades for consistent growth regardless of volatile commodity price cycles. This year, Forbes magazine recognized CREDO as one of its “200 Best Small Companies”, the third such recognition in six years. In addition, Fortune Small Business Magazine recognized CREDO as one of “America’s Fastest Growing Small Companies” for the fourth consecutive year.
Achieving Our Goals
We have expanded and diversified our business in order to provide tomorrow’s growth opportunities. While historical performance is a good indicator for the future, it must be combined with good vision, good strategies and good execution. I have said before that we do not manage CREDO as a “boom or bust” commodity play. We give ourselves the latitude to take a long-term view, and we emphasize rigorous attention to science and fundamentals. Our goals, shown below, are straightforward and they are grounded on properly managing our costs and risks.
•	Make a profit that will provide an excellent return on the shareholders’ investment

•	Increase production volumes

•	Replace produced reserves and
increase the reserve base
We have achieved these goals year after year by focusing on the drill bit and on application of our patented Calliope Gas Recovery System. Together, drilling and Calliope provide a unique formula for the success which has distinguished CREDO from its peers. Drilling is the engine for sharp increases in production and reserves. Calliope is the engine for adding stable, long-lived reserves at a moderate cost and low risk. Set forth below are the most recent five-year performance statistics for certain key operating and financial areas of our business.

		(Five Year
		Average)

•	Production increase	17%
•	Reserve increase	12%
•	Revenue increase	27%
•	Net income increase	37%
Natural gas prices have an enormous impact on our financial performance. Accordingly, we have a long-standing policy of actively managing prices through hedging. This plays an important role in maintaining the consistent long-term performance that creates confidence and credibility with all of our constituencies.
Despite this year’s record performance, our stock ended the year lower than last year. Nevertheless, CREDO is one of the top performing U.S. public company stocks for both the last five and ten year periods, with a 585 percent five year gain and a 1,900 percent ten year gain.
Drilling Expansion and Diversification
The Anadarko Basin is our core drilling area and is the primary driver for CREDO’s production growth. We own approximately 68,000 gross acres in the basin and have drilled over 75 wells in the past five years. In 2006, we drilled two exceptional wells on our 5,760 gross acre Glacier Prospect located in Harper and Woodward Counties, Oklahoma. Both wells encountered excellent Morrow sands, and they initially produced at a combined daily rate of almost 10 million cubic feet of gas. A north step-out has recently been drilled and is awaiting completion for production. We own an average 56 percent interest in the two existing wells, and 71 percent of the new well.
In the Texas portion of the Anadarko Basin, we recently participated for a 25 percent interest in an 11,200-foot, wildcat well that encountered over-pressured Upper Morrow sands. The well is located on a 2,500 gross acre prospect and is currently being completed for production. We expect more drilling on the prospect in 2007.
To sustain our growth rate, we have significantly expanded the company’s drilling activities with projects in North-Central Kansas, South Texas and a new Calliope drilling project that is discussed under the Calliope section below. Each of these new projects has the potential to significantly increase our production and reserves.
The North-Central Kansas project is in an early stage and consists of three different areas covering about 30,000 gross acres located in prolific producing areas of the Central Kansas Uplift. The project is 3-D seismic driven and targets oil reserves at about 4,000 feet. Although drilling results to date have been mixed, we believe this project has excellent potential and expect to drill about 10 wells in 2007.
Our South Texas project targets Vicksburg, Frio, Queen City and Wilcox sands in Hidalgo and Jim Hogg Counties ranging in depth from 7,500 to 17,000 feet. This project is also 3-D seismic driven. Although it is high cost and high risk, the potential is enormous. Seven prospects have been fully leased. Two of the prospects are deep Wilcox tests that each have reserve potential ranging up to 200 billion cubic feet of gas. Therefore, even a small interest in a successful drilling outcome on these prospects could have a very significant positive impact on our reserves and production. This project is also in an early stage. To date, one well has been drilled that appears to be a marginal producer.
Sharpening the Focus on Calliope
Calliope is a patented, breakthrough technology that differentiates CREDO from other oil and gas companies. In recent years, Calliope has provided substantial incremental value that has boosted CREDO’s financial and operating results above most of its peers.
Calliope lifts liquids out of “loaded-up” gas wells without relying on reservoir pressure and using only one down-hole moving part. By unloading these wells, Calliope liberates gas that is stranded in the reservoir. In wells below 10,000 feet, Calliope can often reduce reservoir pressures far below those achievable by conventional fluid lift technologies, thereby substantially increasing the amount of recoverable gas.
Several years ago, we installed Calliope on an old, dead well located in Canadian County, Oklahoma. The well has now produced almost 1.0 billion cubic feet of Calliope reserves. That represents $5,000,000 to $7,000,000 worth of Calliope gas from a well that was in the graveyard. Calliope production alone ranks the well among the top onshore wells in the U.S.
We have three strategies to fully monetize our Calliope technology. One is to drill new wells into old fields and then use Calliope to recover the stranded gas. The other two strategies are to purchase dead and uneconomic wells from third parties and to enter into joint ventures with third parties that already own Calliope candidate wells.

During 2006, we entered into a 50/50 joint venture with Redman Energy Holdings to drill wells for the purpose of using Calliope to recover stranded gas reserves. In its initial phases, the joint venture plans to invest up to $35,000,000 to acquire leases, drill new wells, and install Calliope. Drilling will target large gas fields that were abandoned when natural gas prices were considerably lower than today, and when technologies to remove fluids from wellbores were much less effective than Calliope. Drilling is scheduled to commence in the second quarter of fiscal 2007.
In addition to the Redman joint venture, we are developing other Calliope drilling prospects. The Redman joint venture applies largely to South and East Texas. There are many other areas, including Oklahoma, Louisiana, Mississippi and North Texas, that are highly prospective for Calliope drilling.
Drilling wells for Calliope provides a target-rich strategy to take control of expanding our Calliope operations. We believe the project provides a repeatable opportunity to lease large areas for systematic re-development. In addition, this will be our first opportunity to use Calliope to recover stranded reserves from entire fields.
Wells are expected to range in depth from 8,000 to 13,000 feet. Reserves are projected to range from 1.0 to 3.0 Bcfe (billion cubic feet of gas equivalent) per well, with beginning production rates ranging from 500 to 1,500 Mcfe (thousand cubic feet of gas equivalent) per day. Average drilling economics are expected to include payouts of approximately two years.
Higher gas prices have made it very challenging to purchase wells for Calliope. Higher prices have also motivated companies to attempt to revive old wells with “parting shots” that often cause reservoir damage which renders the wells unsuitable for Calliope. Nevertheless, we are still able to purchase a few wells each year, and have expanded our Calliope coverage into Texas and Louisiana with recent installations on purchased wells. We consider these areas to be very fertile for Calliope, and we have opened a Houston office to focus exclusively on Calliope.
In an effort to increase the number of installations, we have also presented Calliope to larger companies that own a number of candidate wells. All of the companies have expressed a keen interest in Calliope, and joint venture discussions are continuing with a number of the companies, including evaluation of candidate wells. Joint venture negotiations with large companies are challenging to say the least, as there are many decision points where delays occur. Discussions are continuing with several companies and we are optimistic about a successful outcome.
Building for the Future
In recent years, I have discussed our commitment to achieve sustained success and our strategies to accomplish that objective. Our history of successfully achieving our goals gives us confidence in our business plan and our ability to execute it. Your management and Board of Directors own almost 25 percent of the company. The value of our CREDO ownership is significant to each of us, and that aligns our interest with your interest.

This is a positive report because of outstanding past performance and a bright outlook for our future. However, I would be remiss not to acknowledge that we face challenges. Our efforts to realize the full value of Calliope have been more tedious and have taken longer than expected. Many of the reasons are counter-intuitive to us and to our shareholders. Our acquisition and joint venture strategies are dependent on other companies. Those companies are focused on their own core projects and are plagued by chronic personnel shortages creating limited resources to consider new projects. In contrast, drilling our own wells for Calliope will allow us to be in control, as we access old fields that can be re-leased or purchased. We are also challenged by narrowing margins resulting from moderating product prices in the face of field costs that have doubled in the last few years. Oil and gas exploration and production is always a challenging business. We have met the challenges of the past to consistently deliver excellent performance, and we expect to do so in the future.
To insure sustainable long term growth, we must generate and invest in new projects that will provide tomorrow’s growth opportunities. That is why we have expanded and diversified the company’s projects. Although these projects do not always provide immediate results, we are confident that they are well conceived and that they set the stage for future growth.
I am extremely confident in the people who are responsible for our success. I am also confident that we are aggressively investing in a manner that will sustain our growth rate and differentiate us from our peers. Building solid value for CREDO’s shareholders is our first priority.
/s/ James T. Huffman
James T. Huffman
President and Chief Executive Officer
January 24, 2007
*      *      *      *      *
For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200

Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.